Exhibit 10.1

Value Exchange International, Inc.

Unit 602, Block B, 6 Floor, Shatin Industrial Centre, 5-7 Yuen Shun Circuit,

Shatin, N.T., Hong Kong

Confidential Offer Letter for Director Position

December 15, 2021

Dear Chan Heng Fai:

Offer. Value Exchange International, Inc. (“Company”) is pleased to offer you an appointment as a non-executive director of the Company’s Board of Directors (the “Board”), which appointment as a director would be effective on the date that the Board receives a copy of this letter with your signature below (“Signed Letter”) and then ratifies your appointment by a vote of the Board.

Upon your appointment as a non-executive director, the Board will vote on your appointment as Chairman of the Board.

Term. Directors serve for one year terms – but each director can be nominated for re-election and be re-elected to the Board on an annual basis. The vote to appoint a Chairman of the Board is only conducted when a new Chairman must be appointed due to a vacancy in the position.

Compensation. Compensation as a director and Chairman of the Board would be $0.00 per calendar quarter, plus participation in any future incentive equity plan adopted by the Company for its directors. No other compensation is paid for services as a Company director or Chairman of the Board.

Meetings. Board meetings are held at least once a calendar quarter. The Company requires directors to attend at least 75% of all Board meetings in a calendar year. Most Board meetings are held remotely by ZOOM webcast or Skype.

Response Date. If willing to serve as a director of the Board and to serve as a Chairman of the Board, please sign below and return this letter to Bella Tsang, Company Director and Corporate Secretary, at Bella.Tsang@value-exch.com on or prior to December 31, 2021.

Confidentiality. You agree to keep in strict confidence both this letter and the offer to be, and appointment as, a director and Chairman of the Board. The Company will handle and coordinate with you the public disclosure of your appointments.

No Trading. You may not trade in shares of Company Common Stock from date of receipt of this letter and until seven (7) calendar days after the initial public announcement of your appointment as a director and Chairman of the Board. “Trade” means the selling or buying of shares of Company Common Stock or options, puts or rights to those shares.

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No Employment Relationship. As a director and as Chairman, which is not deemed an officer position, you will not be an employee of the Company. This letter is not an employment agreement or an offer of employment.

Please contact the undersigned if you have any questions. Acceptance of Appointment is below.

Sincerely,

/s/ Tan Seng Wee

Tan Seng Wee, President.

Date: December 17, 2021

Email: kenneth.tan@value-exch.com

SIGNATURE – ACCEPTANCE OF APPPOINTMENT

I, Chan Heng Fai, accept my appointment as a non-executive director of the Board of Directors of Value Exchange International, Inc., a Nevada corporation (“Company”), subject to ratification by the Company’s Board of Directors. Upon appointment as a director, I agree and understand that the Board will vote on appointing me as Chairman of the Board of Directors. I have read the above offer letter and I agree to abide by the restrictions of the above letter.

Please sign below, date below and email this completed, signed letter to Bella Tsang, Corporate Secretary of Company, at: Bella.Tsang@value-exch.com - please do so on or prior to December 31, 2021.

Signature:	/s/ Chan Heng Fai	. Date: December 15, 2021
Chan Heng Fai

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